Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 232365 on Form S-8 of our reports dated May 26, 2022, relating to the financial statements of Change Healthcare Inc. and the effectiveness of Change Healthcare Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended March 31, 2022.

/s/ Deloitte & Touche LLP

Atlanta, GA

May 26, 2022